Page 32, X box:
For period ending September 30, 2008

File number 811-02319

Attachment Information (Cont. from Screen 38)

77. Q. 1. Exhibits  N

  2. Any information called for by instructions to sub-item 77Q2  Y

  3. Any information called for by instructions to sub-item 77Q3  Y

SCREEN NUMBER:  39